SHEFFIELD EXPLORATION COMPANY, INC.

                      KEY EMPLOYEE RETENTION PLAN

1.   PURPOSE.
     -------

     The purpose of the Sheffield Exploration Company, Inc. Key Employee Retention Plan (the "Plan") is to provide an incentive to certain key employees of Sheffield Exploration Company, Inc. (the "Company") to remain in the employ of the Company during periods when the future of the Company is uncertain due to a potential Change of Control of the Company. In particular the Plan is designed to keep employees who are in a position to contribute materially to the successful Change of Control of the Company and to prevent the loss of employees in the event such a Change of Control fails to occur.

     A "Change of Control" shall be deemed to have occurred if:

     (a)  Any "person" or "group" (within the meaning of
Sections 13(d) and 14(d)(2) of the 1934 Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of fifty-one percent (51%) or more of the then outstanding voting stock of the Company; or

     (b) The stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; provided, however, that if the merger, plan of liquidation or sale of substantially all assets is not consummated following such stockholder approval and the transaction is abandoned, then the Change of Control shall be deemed not to have occurred.

     For purposes of this Plan, the Committee (as described below) may clarify the date as of which a Change of Control shall be deemed to have occurred.

2.   ADMINISTRATION.
     --------------

     The Plan shall be administered by a Committee consisting of one or more persons appointed from time to time by the Chief Executive Officer of the Company. The Committee shall have sole discretion to interpret the terms of the Plan.
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3.   PARTICIPATION.
     -------------

     The names of the employees who are to participate in the Plan and the effective date for commencement of their participation shall be determined by the Committee and shall be referred to as the "Participant" or the "Participants." Each Participant shall be advised of his or her participation in the Plan by a letter (the "Participation Letter") setting forth the benefits to which the Participant may become entitled, and such other terms, provisions and conditions not inconsistent with the Plan as determined by the Committee. The Committee shall determine in its discretion when to send Participation Letters; however, receipt of a Participation Letter shall not be required in order for a Participant to be entitled to benefits under the Plan. The Committee may terminate the employee's status as a Participant; provided, however, that no termination of an employee's status as a Participant can be made at any time when the Company or its stockholders are parties to an agreement or letter of intent which if consummated would result in a Change of Control or following a Change of Control until the Qualified Period (as defined in Paragraph 4) applicable to such Participant has expired. A Participant shall cease to be a Participant in the Plan and shall not be entitled to any benefits hereunder upon termination of employment prior to the Change of Control, except as set forth in Paragraph 9 herein or as may be determined otherwise by the Committee.

4.   PAYMENTS TO PARTICIPANTS UPON QUALIFIED TERMINATION.
     ---------------------------------------------------

     In the event of a Qualified Termination:

     (a) Each Participant shall be entitled (subject to any applicable payroll or other tax required to be withheld) to receive in cash an amount equal to one-half of the Participant's Annual Base Salary. Such amount shall be paid by the Company within five (5) days after the Qualified Termination, unless the Company's successor requires that such amounts be paid in equal monthly payments to each Participant over a specified time period not to exceed six months from the Qualified Termination. The aggregate amount necessary to fulfill the Company's obligations hereunder shall be deposited in a trust account in accordance with Paragraph 9 herein.

     (b) Each Participant shall be entitled to participate, as an active participant, during his or her Earned Benefit Period, in all welfare benefit plans, including, but not limited to plans providing life insurance, disability, accident, sickness and/or medical benefits, in which and on the same basis as the Participant was participating immediately prior to the Change of Control, but subject to any coordination of benefits provisions contained in such plans, or, alternatively in the discretion of the Committee, be provided with substantially similar benefits, both individually and in the aggregate, for such period. Such benefits shall be in addition to any benefits to which the Participant would be entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA").

     (c) Each Participant shall be entitled to acceleration of options and 401(K) vesting as provided in Paragraph 8 herein.

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     "Annual Base Salary" shall mean the Participant's annual base salary as indicated on the payroll records of the Company immediately prior to the Change of Control.

     "Earned Benefit Period" shall mean the one-year period following the Qualified Termination, and is applicable only to those Participants who have been subject to a Qualified Termination.

     "Qualified Period" shall mean one year.

5.   QUALIFIED TERMINATION.
     ---------------------

     "Qualified Termination" shall mean a termination of the Participant's employment with the Company or its successor upon the Change of Control, or within the Qualified Period after the Change of
Control:

     (i) by the Company or its successor for any reason other than for Cause; or,

     (ii) by the Participant for Good Reason.

     "Cause" shall mean serious, willful misconduct in respect of the Participant's obligations to his or her employer (including but not limited to final conviction for a felony or perpetration of a common law fraud) or gross violation of the Company's or its successor's established policies and procedures. The effect of this definition shall be limited to determining the consequences of a termination and shall not restrict or otherwise interfere with the Company's or its successor's discretion with respect to the termination of any Participant's employment.

     "Good Reason" shall mean the occurrence of any of the following events within the Qualified Period:

     (i) change by the Company or its successor of the Participant's functions, duties or responsibilities following the Change of Control, which change would cause the Participant's position to become one of less responsibility, importance or scope in any respect;

     (ii) a reduction by the Company or its successor of the Participant's base salary in effect immediately preceding the Change of Control or as the same may thereafter be increased from time to time;

     (iii) failure by the Company or its successor to continue the Participant in any compensation (including perquisites) or welfare plan in which, and on at least as favorable a basis as, he or she was participating immediately preceding the Change of Control;

     (iv) the Company or its successor requiring the Participant to be based anywhere other than within seventy (70) miles of the Company's principal office location immediately following the Change of Control, except for required business travel to an extent substantially consistent with the Participant's business travel obligations immediately preceding the Change of Control.

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6.   LIMITATIONS OF PAYMENTS TO PARTICIPANTS.
     ---------------------------------------

     Notwithstanding any other provision of this Plan, in the event that any payment (or portion thereof) to be made hereunder to a Participant would constitute a "parachute payment" for purposes of
Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, such payment (or portion thereof) shall be reduced so that the remaining portion of such payment (if any) does not constitute a parachute payment. In the event that more than one payment (or portion thereof) would constitute a parachute payment, the preceding sentence shall apply first to the payment (or portion thereof) which is payable last in time, and then to the payment payable next to last in time, and so forth until none of the remaining payments (or portions thereof) constitute parachute payments.

7.   PARTICIPANT RELEASES.
     --------------------

     As a condition to participation or continued participation in the Plan, a Participant shall, within seven days of termination of employment and in a form acceptable to the Company and/or its successor, as applicable, execute a release of all claims against the Company and/or its successor, arising out of the Participant's employment, provided that in no event shall the Participant be required to release the Company or its successor from its obligations under the Plan.

8.   ACCELERATION OF VESTING UPON CHANGE OF CONTROL.
     ----------------------------------------------

     If a Participant has been granted options to acquire shares of the Company's stock, which options vest or become exercisable over a period of time and which are not fully vested or exercisable at the date of the Change of Control, the rights of the Participant under such option shall be accelerated so that all of such options shall be vested and exercisable the day immediately preceding the date of such Change of Control as determined by the Committee. The Company shall amend its profit sharing plan so that all account balances are 100% vested, and all allocations of Company contributions are made without regard to 1000 hours of service or last day employment requirements. Such amendment shall be effective as of the date the Committee deems a Change of Control to occur.

9.   ESTABLISHMENT OF RETENTION BONUS PLAN TRUST.
     --------------------------------------------

     The Committee shall, on behalf of the Company, by agreement with one or more trustees to be selected by the Committee, create a trust or trusts on such terms as the Committee shall determine, to make payments to Participants in accordance with the terms of the Plan.
The Committee shall require that the Company, immediately upon the execution of a definitive agreement which, if consummated, would result in a Change of Control, contribute funds to such trust or trusts in an amount sufficient to provide for the payment of all benefits to all Participants under the Plan according to the terms of the trust so long as such funds are subject to the claims of the Company's general creditors. Notwithstanding the foregoing, it is the Company's intention that this Plan shall be an unfunded Plan for purposes of the Employee Retirement Income Security Act of 1974 ("ERISA").

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10.  VOLUNTARY TERMINATION AFTER CHANGE OF CONTROL
     ---------------------------------------------

     If, after a Change of Control, a Participant voluntarily leaves the employ of the Company without Good Reason, the Participant shall be entitled (subject to any applicable payroll or other tax required to be withheld) to receive in cash an amount equal to one quarter of the Participant's annual base salary as indicated on the payroll records of the Company immediately prior to the cessation of employment.

11.  AMENDMENT.
     ---------

     So long as neither the Company nor its stockholders are parties to an agreement or letter of intent which, if consummated, would result in a Change of Control, and further provided that no Change of Control has occurred, the Plan may be amended from time to time by the Company without the consent of the Participants. At any time when the Company or its stockholders are parties to an agreement or letter of intent which, if consummated, would result in a Change of Control or following a Change of Control, the Plan may not be amended to affect the rights of any Participant whose rights were granted hereunder prior to the date of the letter of intent, agreement or Change of Control, until such time as the Qualified Period has expired for such Participant or the written consent of such Participant to the amendment has been obtained.

12.  BENEFIT OF PLAN.
     ---------------

     The Plan shall be binding upon and shall inure to the benefit of the Participants, the Participants' heirs and legal representatives, and the Company and its successors. The term "successor" shall mean any person, firm, corporation or other business entity that, at any time whether by merger, acquisition or otherwise, acquires all or substantially all of the stock, assets or business of the Company.

13.  EMPLOYMENT RELATIONSHIP.
     -----------------------

     Nothing contained in this Plan or in any Participation Letter received by a Participant shall restrict or otherwise interfere with the discretion of the Company or its successor with respect to the termination of any Participant's employment.

14.  NON-ASSIGNABILITY.
     -----------------

     Each Participant's rights under this Plan shall be non-transferable except by will or by the laws of descent and distribution and except insofar as applicable law may otherwise require. Subject to the foregoing, no right, benefit or interest hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or to assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall, to the full extent permitted by law, be null, void and of no effect.

15.  OTHER BENEFITS.
     --------------

     Except as otherwise specifically provided herein, nothing in the Plan shall affect the level of benefits provided to or received by any Participant (or the Participant's estate or beneficiaries) as part of any employee benefit plan of the Company, and the Plan shall not be construed to affect in any way a Participant's rights and obligations under any other such plan.

16.  SEVERABILITY.
     ------------

     In the event that any provision or portion of this Plan shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of the Plan shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

17.  EXPENSES.
     --------

     If the Participant is successful in any action, suit or arbitration, to enforce or to recover damages for breach of his or her rights under the Plan, the Participant shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all expenses and disbursements, including attorneys' fees and costs, actually and reasonably incurred by the Participant.

18.  COLORADO LAW TO GOVERN.
     ----------------------

     All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Colorado without regard to the conflict of law principles thereof.

DATED: January __, 1996       SHEFFIELD EXPLORATION COMPANY, INC.


                              By:
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